EXHIBIT 99.1

Home Federal Bancorp, Inc. of Louisiana

624 Market Street
Shreveport, Louisiana  71101

August 7, 2009

FOR IMMEDIATE RELEASE:

Home Federal Bancorp, Inc. of Louisiana Reports Results of Operations For the Year and Quarter Ended June 30, 2009.

Shreveport, Louisiana – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTCBB: HFBL), the “mid-tier” holding company of Home Federal Bank, reported net income for the year ended June 30, 2009 of $515,000, or diluted earnings per share of $0.16, an increase of $597,000, as compared to the $82,000 in net loss reported for the year ended June 30, 2008.  Net loss for the three months ended June 30, 2009 amounted to $6,000, a decrease of $451,000, or 98.7%, from the $457,000 in net loss reported for the three months ended June 30, 2008.

The increase in net income for fiscal 2009 resulted primarily from a $722,000, or 23.8%, increase in net interest income, a $245,000, or 7.3%, decrease in non-interest expense, and a $165,000, or 83.3%, increase in non-interest income.  This was partially offset by a $295,000, or 702.4%, increase in income taxes for fiscal 2009, and a $240,000 provision for loan losses for the year ended June 30, 2009, as compared to none for the year ended June 30, 2008.  Management determined to increase the provision for loan losses due to the increase in commercial lending activity during the quarter ended June 30, 2009 as well as the overall increase in net loans receivable which totaled $48.2 million at June 30, 2009 compared to $28.6 million at March 31, 2009, an increase of 68.9% over the prior quarter.  The increase in net interest income was primarily attributable to a decrease in the Company’s overall cost of funds.  The decrease in non-interest expense was attributable to a decrease in conversion and merger expense of $750,000, or 84.9%, to $133,000 incurred in fiscal 2009, from $883,000 incurred in fiscal 2008 in connection with the Company’s second-step conversion and acquisition of a local financial institution which terminated as of August 14, 2008.  This decrease was partially offset by increases in salaries expense, occupancy expense, deposit insurance premiums, legal fees and other expense.  The increase in non-interest income reflected primarily the increase in gains on the sales of investment securities during fiscal 2009 of $325,000, compared to gains on the sales of investment securities during fiscal 2008 of $149,000.

The decrease in net loss for the three months ended June 30, 2009, compared to the same period in 2008, was primarily due to a $520,000, or 34.8%, decrease in non-interest expense, a $216,000, or 27.4%, increase in net interest income, and a $174,000 increase in non-interest income which totaled $189,000 for the quarter ended June 30, 2009 compared to $15,000 for the same 2008 period.  This was partially offset by a $240,000, or 100.0%, increase in provision for loan losses, and a $219,000, or 93.6%, increase in income taxes for the three months ended June 30, 2009, compared to the same period in 2008.  The decrease in non-interest expense was primarily due to a decrease in conversion and merger expenses which totaled $883,000, in the quarter ended June 30, 2008, compared to none in the quarter ended June 30, 2009.  This decrease was partially offset by increases in salaries expense, occupancy expense, deposit insurance premiums and other expense.  For the quarter ended June 30, 2009, the Company incurred a special FDIC insurance assessment of $65,000 applicable to all FDIC-insured deposit institutions.  The increase in net interest income was primarily attributable to a decrease in the Company’s cost of funds, and the increase in non-interest income was primarily due to an increase in gains on the sales of investment securities during the quarter ended June 30, 2009, as compared to the same period in 2008.

At June 30, 2009, the Company reported total assets of $154.8 million, an increase of $17.1 million, or 12.4%, compared to total assets of $137.7 million at June 30, 2008.  The increase in assets was comprised primarily of an increase in loans of $19.1 million, or 65.6%, to $48.2 million at June 30, 2009, compared to $29.1 million at June 30, 2008, reflecting an increase in commercial lending during the second half of fiscal 2009.  This was partially offset by a decrease in investment securities of $3.2 million, or 3.2%, to $94.8 million at June 30, 2009, compared to $98.0 million at June 30, 2008.  Advances from the Federal Home Loan Bank of Dallas increased $9.1 million, or 33.9%, to $36.0 million at June 30, 2009, from $26.9 million at June 30, 2008, primarily due to the leveraging of mortgage-backed securities purchases.  Deposits increased $7.8 million, or 9.9%, to $86.1 million at June 30, 2009, compared to $78.4 million at June 30, 2008.

Shareholders' equity increased $3.4 million, or 12.3%, to $31.3 million at June 30, 2009, from $27.9 million at June 30, 2008.  The primary reasons for the increase in shareholders’ equity from June 30, 2008, were an increase in the Company’s accumulated other comprehensive income of $3.1 million, the vesting of restricted stock awards totaling $183,000, and net income of $515,000 for the year ended June 30, 2009.  This was partially offset by dividends of $298,000 paid during the year ended June 30, 2009.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Bank which conducts business from its main office, two branch offices and one agency office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
ASSETS	June 30, 2009	June 30, 2008
	(Unaudited)

Cash and cash equivalents	$10,007	$7,363
Investment securities	94,831	98,012
Loans receivable, net	48,226	29,115
Other assets	1,702	3,225
Total assets	$154,766	$137,715

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$86,146	$78,360
Advances from the Federal Home Loan Bank of Dallas	35,997	26,876
Other liabilities	1,313	4,605

Total liabilities	123,456	109,841

Shareholders’ equity	31,310	27,874

Total liabilities and shareholders’ equity	$154,766	$137,715

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year ended June 30,		Three months ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Total interest income	$7,596	$7,004	$1,932	$1,782
Total interest expense	3,838	3,968	928	994
Net interest income	3,758	3,036	1,004	788
Provision for loan losses	240	-	240	-
Net interest income after provision for loan losses	3,518	3,036	764	788
Non-interest income	363	198	189	15
Non-interest expense	3,113	3,358	974	1,494
Income (loss) before income taxes	768	(124)	(21)	(691)
Income taxes (benefit)	253	(42)	(15)	(234)

NET INCOME (LOSS)	$515	$(82)	$(6)	$(457)

EARNINGS (LOSS) PER SHARE
Basic	$.16	$(.03)	$(.00)	$(.15)
Diluted	$.16	$(.03)	$(.00)	$(.15)

      Contacts

      Home Federal Bancorp, Inc. of Louisiana
Daniel R. Herndon, Chief Executive Officer
Clyde D. Patterson, Executive Vice President
      318-222-1145